Exhibit 99.1

295 Woodcliff Drive, Suite 202, Fairport, NY 14450

CONTACT:	Investors and Media: Felix Veksler
Vice President, Investor Relations
ir@monro.com

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES SECOND QUARTER FISCAL 2026 FINANCIAL RESULTS

•	Second Quarter Comparable Store Sales Increased 1.1%

•	Second Quarter Gross Margin Expanded 40 Basis Points

•	Second Quarter Diluted Earnings per Share of $.18; Adjusted Diluted Earnings per Share[1] of $.21

•	Generated Cash from Operating Activities of $30 Million for the First Half of Fiscal 2026

•	Distributed Second Quarter Fiscal 2026 Cash Dividend of $.28 per Share

FAIRPORT, N.Y. – October 29, 2025 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced financial results for its second quarter ended September 27, 2025.

Second Quarter Results

Sales for the second quarter of the fiscal year ending March 28, 2026 (“fiscal 2026”) decreased 4.1% to $288.9 million, as compared to sales of $301.4 million for the second quarter of the fiscal year ended March 29, 2025 (“fiscal 2025”). This was primarily driven by a reduction in sales from the closure of 145 underperforming stores in the first quarter of fiscal 2026, partially offset by a 1.1% increase in comparable store sales from continuing store locations. Comparable store sales decreased 5.8% in the prior year period.

Comparable store sales increased 18% for front end/shocks and 6% for brakes compared to the prior year period. Comparable store sales for tires and maintenance services were flat compared to the prior year period. Comparable store sales decreased 5% for alignments and 21% for batteries compared to the prior year period. Please refer to the “Comparable Store Sales” section below for a discussion of how the Company defines comparable store sales.

[1]	Adjusted diluted EPS is a non-GAAP measure. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Gross margin increased 40 basis points compared to the prior year period, primarily from lower occupancy costs and lower material costs as a percentage of sales, which were partially offset by higher technician labor costs as a percentage of sales, mostly due to wage inflation.

Total operating expenses for the second quarter of fiscal 2026 were $90.4 million, or 31.3% of sales, as compared to $93.2 million, or 30.9% of sales in the prior year period. The increase as a percentage of sales was affected by $8.3 million of costs incurred in connection with consultants related to the Company’s operational improvement plan, which were partially offset by $7.6 million of net gains from closed store real estate dispositions. The second quarter of fiscal 2025 also included $2.8 million of net gain on the sale of the Company’s headquarters.

Operating income for the second quarter of fiscal 2026 was $12.8 million, or 4.4% of sales, as compared to operating income of $13.2 million, or 4.4% of sales in the prior year period. Adjusted operating income, a non-GAAP measure, for the second quarter of fiscal 2026 was $14.0 million, or 4.8% of sales, as compared to $12.6 million, or 4.2% of sales in the prior year period. Please refer to the reconciliation of adjusted operating income in the table below for details regarding excluded items in the second quarters of fiscal 2026 and 2025. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

Interest expense was $4.4 million for the second quarter of fiscal 2026, as compared to $5.1 million for the second quarter of fiscal 2025, principally due to a decrease in weighted average debt.

Income tax expense in the second quarter of fiscal 2026 was $2.8 million, or an effective tax rate of 32.9%, compared to an effective tax rate of 30.9% in the prior year period. The year-over-year difference in effective tax rate is primarily related to share-based awards and other adjustments, none of which are significant.

Net income for the second quarter of fiscal 2026 was $5.7 million, as compared to net income of $5.6 million in the same period of the prior year. Diluted earnings per share for the second quarter of fiscal 2026 was $.18. This compares to diluted earnings per share of $.18 in the second quarter of fiscal 2025. Adjusted diluted earnings per share, a non-GAAP measure, for the second quarter of fiscal 2026 was $.21. This compares to adjusted diluted earnings per share of $.17 in the second quarter of fiscal 2025. Please refer to the reconciliation of adjusted net income and adjusted diluted earnings per share in the tables below for details regarding excluded items in the second quarters of fiscal 2026 and 2025. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of these non-GAAP measures.

During the second quarter of fiscal 2026, the Company re-opened one store that was temporarily closed in a prior year. Monro ended the quarter with 1,116 company-operated stores and 48 franchised locations.

“The Monro team drove comparable store sales growth again in the second quarter, which has enabled us to report three consecutive quarters of positive comps for the first time in a couple of years. Further, our business generated an increase in adjusted diluted earnings per share compared to the prior year second quarter. We achieved this through solid gross margin performance, with a gross margin rate that expanded 40 basis points to 35.7% and prudent operating cost control, as reflected in lower store direct costs and good corporate expense control. For the second quarter in a row, we reduced inventory levels across the system, this time by approximately $11 million, which reflects improved inventory management. These results serve as an indication of continued progress toward building enhanced profitability in fiscal 2026”, said Peter Fitzsimmons, President and Chief Executive Officer.

Fitzsimmons continued, “While we have seen some recent softness in consumer demand which is reflected in preliminary October comps that are down 2%, we expect to deliver positive comp store sales in fiscal 2026 and we have a variety of levers to pull that we believe will enable us to achieve meaningfully higher year-over-year adjusted operating income.”

First Six Months Results

For the current six-month period:

•	Sales decreased 0.8% to $589.9 million from $594.6 million in the same period of the prior year. Comparable store sales increased 3.4%, compared to a decrease of 7.8% in the prior year period.

•	Gross margin for the six-month period was 35.6%, compared to 36.3% in the prior year period.

•

Operating income was 1.1% of sales, compared to 4.4% of sales in the prior year period. Adjusted operating income, a non-GAAP measure, was $28.0 million, or 4.7% of sales, as compared to $27.2 million, or 4.6% of sales in the prior year period. Please refer to the reconciliation of adjusted operating income in the tables below for details regarding excluded items in the first six months of fiscal 2026 and 2025. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of this non-GAAP measure.

•	Net loss for the first six months of fiscal 2026 was $2.4 million, or $.10 per diluted share, as compared to net income of $11.5 million, or $.37 per diluted share in the prior year period.

•

Adjusted diluted earnings per share, a non-GAAP measure, in the first six months of fiscal 2026 was $.43. This compares to adjusted diluted earnings per share of $.39 in the first six months of fiscal 2025. Please refer to the reconciliation of adjusted net income and adjusted diluted earnings per share in the tables below for details regarding excluded items in the first six months of fiscal 2026 and 2025. Please refer to the “Non-GAAP Financial Measures” section below for a discussion of these non-GAAP measures.

Strong Financial Position

During the first half of fiscal 2026, the Company generated operating cash flow of $30 million. As of September 27, 2025, the Company had availability under its credit facility of $409.9 million and cash and equivalents of $10.5 million.

Second Quarter Fiscal 2026 Cash Dividend

On September 9, 2025, the Company paid a cash dividend for the second quarter of fiscal 2026 of $.28 per share.

Company Expectations

Monro is not providing fiscal 2026 financial guidance at this time but will provide perspective on its expectations for fiscal 2026 during its earnings conference call.

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on October 29, 2025 at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 1-833-470-1428 and using the required access code of 290589. A replay will be available approximately two hours after the recording through Wednesday, November 12, 2025 and can be accessed by dialing 1-866-813-9403 and using the required access code of 794906. A replay can also be accessed via audio webcast at the Investors section of the Company’s website, located at corporate.monro.com/investors.

About Monro, Inc.

Monro, Inc. (NASDAQ: MNRO) is one of the nation’s leading automotive service and tire providers, delivering best-in-class auto care to communities across the country, from oil changes, tires and parts installation, to the most complex vehicle repairs. With a focus on sustainable growth, the Company generated approximately $1.2 billion in sales in fiscal 2025. Monro brings customers the professionalism and high-quality service they expect from a national retailer, with the convenience and trust of a neighborhood garage. Monro’s highly trained teammates and certified technicians bring together hands-on experience and state-of-the-art technology to diagnose and address automotive needs every day to get customers back on the road safely. For more information, please visit corporate.monro.com.

Cautionary Note Regarding Forward-Looking Statements

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “continue,” “expect,” “may,” “believe,” “focus,” “will,” “plan,” and other similar words or phrases. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to uncertainty related to the financial and operational impact of the operational improvement plan, product demand, advances in automotive technologies including adoption of electric vehicle technology, our dependence on third parties for certain inventory, dependence on and competition within the primary markets in which the Company’s stores are located, the effect of general business or economic and geopolitical conditions on the Company’s business, including consumer spending levels, inflation, and unemployment, seasonality, our ability to generate sufficient cash flows from operations and service our debt obligations and comply with the terms of our credit agreement, changes in the U.S. trade environment, including the impact of tariffs on products imported from China and other countries, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, the impact of weather trends and natural disasters, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to protection of customer and employee personal data, risks relating to litigation, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K for the fiscal year ended March 29, 2025. Except as required by law, the Company does not undertake and specifically disclaims any obligation to update any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures

In addition to reporting operating income, net (loss) income, and diluted (loss) earnings per share (“EPS”), which are generally accepted accounting principles (“GAAP”) measures, this press release includes adjusted operating income, adjusted net income, and adjusted diluted EPS, which are non-GAAP financial measures. The Company has included reconciliations from adjusted operating income, adjusted net income, and adjusted diluted EPS to their most directly comparable GAAP measures, operating income, net (loss) income, and diluted EPS. Management views these non-GAAP financial measures as a way to better assess comparability between periods because management believes the non-GAAP financial measures show the Company’s core business operations while excluding certain items that are not part of our core operations such as consulting costs related to the Company’s operational improvement plan, store closing costs net of related gains on the sale of owned locations, lease assignments and early lease terminations, transition costs related to back-office optimization, write-off of debt issuance costs, costs related to store impairment charges, and net gain on sale of corporate headquarters.

These non-GAAP financial measures are not intended to represent, and should not be considered more meaningful than, or as an alternative to, their most directly comparable GAAP measures. These non-GAAP financial measures may be different from similarly titled non-GAAP financial measures used by other companies.

Comparable Store Sales

The Company defines comparable store sales as sales for locations that have been opened or owned at least one full fiscal year. The Company believes this period is generally required for new store sales levels to begin to normalize. Management uses comparable store sales to assess the operating performance of the Company’s stores and believes the metric is useful to investors because the Company’s overall results are dependent upon the results of its stores.

Source: Monro, Inc.

MNRO-Fin

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MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal September
	2025	2024	% Change
Sales	$288,914	$301,391	(4.1)%
Cost of sales, including occupancy costs	185,800	195,014	(4.7)%

Gross profit	103,114	106,377	(3.1)%
Operating, selling, general and administrative expenses	90,364	93,175	(3.0)%

Operating income	12,750	13,202	(3.4)%
Interest expense, net	4,350	5,136	(15.3)%
Other income, net	(38)	(110)	(65.5)%

Income before income taxes	8,438	8,176	3.2%
Provision for income taxes	2,773	2,529	9.6%

Net income	$5,665	$5,647	0.3%

Diluted earnings per share	$0.18	$0.18	0.0%

Weighted average number of diluted shares outstanding	31,363	31,224
Number of stores open (at end of quarter)	1,116	1,272

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Six Months Ended Fiscal September
	2025	2024	% Change
Sales	$589,949	$594,573	(0.8)%
Cost of sales, including occupancy costs	379,929	379,010	0.2%

Gross profit	210,020	215,563	(2.6)%
Operating, selling, general and administrative expenses	203,345	189,114	7.5%

Operating income	6,675	26,449	(74.8)%
Interest expense, net	9,134	10,279	(11.1)%
Other income, net	(196)	(201)	(2.5)%

(Loss) income before income taxes	(2,263)	16,371	(113.8)%
Provision for income taxes	122	4,861	(97.5)%

Net (loss) income	$(2,385)	$11,510	(120.7)%

Diluted (loss) earnings per share	$(0.10)	$0.37	(126.3)%

Weighted average number of diluted shares outstanding	29,983	31,201

MONRO, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	September 27, 2025	March 29, 2025
Assets
Cash and equivalents	$10,468	$20,762
Inventory	160,681	181,467
Other current assets	71,686	75,170

Total current assets	242,835	277,399
Property and equipment, net	240,655	258,949
Finance lease and financing obligation assets, net	152,923	159,794
Operating lease assets, net	174,138	181,587
Other non-current assets	773,455	764,094

Total assets	$1,584,006	$1,641,823

Liabilities and Shareholders’ Equity
Current liabilities	$511,210	$524,290
Long-term debt	60,000	61,250
Long-term finance leases and financing obligations	205,870	220,783
Long-term operating lease liabilities	156,723	167,523
Other long-term liabilities	48,518	47,216

Total liabilities	982,321	1,021,062
Total shareholders’ equity	601,685	620,761

Total liabilities and shareholders’ equity	$1,584,006	$1,641,823

MONRO, INC.

Reconciliation of Adjusted Operating Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal September
	2025	2024
Operating Income	$12,750	$13,202
Consulting costs related to operational improvement plan	8,264	—
Transition costs related to back-office optimization	527	553
Store closing costs, net (a)	(7,561)	531
Store impairment charges	—	1,031
Net gain on sale of corporate headquarters (b)	—	(2,764)

Adjusted Operating Income	$13,980	$12,553

MONRO, INC.

Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Quarter Ended Fiscal September
	2025	2024
Net Income	$5,665	$5,647
Consulting costs related to operational improvement plan	8,264	—
Transition costs related to back-office optimization	527	553
Store closing costs, net (a)	(7,561)	531
Store impairment charges	—	1,031
Net gain on sale of corporate headquarters (b)	—	(2,764)
Provision for income taxes on pre-tax adjustments (c)	(320)	177

Adjusted Net Income	$6,575	$5,175

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Quarter Ended Fiscal September
	2025	2024
Diluted Earnings Per Share	$0.18	$0.18
Consulting costs related to operational improvement plan	0.19	—
Transition costs related to back-office optimization	0.01	0.01
Store closing costs, net (a)	(0.18)	0.01
Store impairment charges	—	0.02
Net gain on sale of corporate headquarters (b)	—	(0.06)

Adjusted Diluted Earnings Per Share	$0.21	$0.17

Note: Amounts may not foot due to rounding.

MONRO, INC.

Reconciliation of Adjusted Operating Income

(Unaudited)

(Dollars in Thousands)

	Six Months Ended Fiscal September
	2025	2024
Operating Income	$6,675	$26,449
Consulting costs related to operational improvement plan	12,986	—
Store closing costs, net (a)	7,255	712
Transition costs related to back-office optimization	1,098	1,150
Store impairment charges	—	1,551
Net gain on sale of corporate headquarters (b)	—	(2,639)

Adjusted Operating Income	$28,014	$27,223

MONRO, INC.

Reconciliation of Adjusted Net Income

(Unaudited)

(Dollars in Thousands)

	Six Months Ended Fiscal September
	2025	2024
Net (Loss) Income	$(2,385)	$11,510
Consulting costs related to operational improvement plan	12,986	—
Store closing costs, net (a)	7,255	712
Transition costs related to back-office optimization	1,098	1,150
Write-off of debt issuance costs	263	—
Store impairment charges	—	1,551
Net gain on sale of corporate headquarters (b)	—	(2,639)
Provision for income taxes on pre-tax adjustments (c)	(5,617)	(210)

Adjusted Net Income	$13,600	$12,074

MONRO, INC.

Reconciliation of Adjusted Diluted Earnings Per Share (EPS)

(Unaudited)

	Six Months Ended Fiscal September
	2025	2024
Diluted (Loss) Earnings Per Share	$(0.10)	$0.37
Consulting costs related to operational improvement plan	0.32	—
Store closing costs, net (a)	0.18	0.02
Transition costs related to back-office optimization	0.03	0.03
Write-off of debt issuance costs	0.01	—
Store impairment charges	—	0.04
Net gain on sale of corporate headquarters (b)	—	(0.06)

Adjusted Diluted Earnings Per Share	$0.43	$0.39

Note: Amounts may not foot due to rounding.

a)

Amounts include closing costs and asset write-offs related to the closure of 145 underperforming stores, in accordance with the Store Closure Plan, net of related gains on the sale of owned locations, lease assignments and early lease terminations.

b)	Amounts include the gain on sale of the corporate headquarters building net of associated closing and relocation costs.

The adjustments to diluted EPS reflect adjusted effective tax rates of 26.0 percent and 27.3 percent for the quarter ended fiscal September 2025 and the quarter ended fiscal September 2024, respectively. The adjustments to diluted EPS reflect adjusted effective tax rates of 26.0 percent and 27.1 percent for the six months ended fiscal September 2025 and the six months ended fiscal September 2024, respectively. This represents the tax effect of non-GAAP adjustments calculated